EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report of Astrata Group Incorporated on Form 10-KSB of our report dated June 9, 2008, on the consolidated financial statements of Astrata Group Incorporated and Subsidiaries, as of February 29, 2008 and for each of the years in the two-year period ended February 29, 2008 and February 28, 2007.

/s/ WINDES & MCCLAUGHRY ACCOUNTANCY CORPORATION
Irvine, California
June 11, 2008